GPS FUNDS II
GUIDEMARKSM OPPORTUNISTIC FIXED INCOME FUND
REGISTRATION # 811-22486
ATTACHMENT 77 0

TRADE DATE DESCRIPTION OF SECURITY AMOUNT PURCHASED ISSUE SIZE  SELLING UNDERWRITER LIST OF UNDERWRITERS
10/07/13 Virgin Australia "290,000 " "732,623,000 " Goldman Sachs "Credit Agricole CIB; Goldman Sachs & Co.; Natixis Securities North America, Inc."
10/17/13 Bank of America Corp. "140,000 " "500,000,000 " Merrill Lynch "ANZ Securities; Banca IMI; BMO Capital Markets Corp.; Capital One Securities, Inc.; Commerz Markets, LLC; Deutsche Bank Securities, Inc.; Fifth Third Securities, Inc.; Lloyds Securities, Inc.; Mischler Financial Group; Mitsubishi UFJ Securities USA, Inc.; nabSecurities, LLC; Natixis Securities North America, Inc.; Samuel A. Ramirez & Co., Inc.; Santander Investment Securities, Inc.; Scotia Capital USA, Inc.; Standard Chartered Bank"
11/07/13 Alcatel-Lucent "295,000 " "1,000,000,000 " Citigroup Global Markets Cirigroup Global Markets
12/12/13 Salix Pharmaceuticals "34,000 " "750,000,000 " Jefferies Jefferies & Co.; Fifth Third Securities; Natixis Securities North America; PNC Capital Markets; RBS Securities; SMBC Nikko Securities America; SunTrust Robinson Humphrey
03/27/14 Bank of America Corp. "385,000 " "2,500,000,000 " Bank of America Merrill Lynch "ABN AMRO Securities USA, LLC; Banca IMI; Barclays Capital; BB&T Capital Markets; BBVA Securities, Inc.; Danske Markets; Deutsche Bank Securities, Inc.; Fifth Third Securities, Inc.; ING Financial Markets, LLC; Lloyds Securities, Inc.; Mizuho Securities USA, Inc.; nabSecurities USA, Inc.; Natixis Securities North America, Inc.; RBS Securities, Inc.;  Santander Investment Securities, Inc.; Scotia Capital USA, Inc.; Standard Chartered Bank; CastleOak Securities LP; Williams Capital Group LP"